(d)(14)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund*	Adviser Class	Initial Class	Service Class	Service 2 Class
Voya Aggregate Bond Portfolio (formerly, VY® PIMCO Bond Portfolio) Term Expires May 1, 2017	1.08%	0.58%	0.83%	0.98%
VY® American Century Small-Mid Cap Value Portfolio Initial Term Expires May 1, 2016	1.52%	1.02%	1.27%	1.42%
VY® Baron Growth Portfolio Initial Term Expires May 1, 2016	1.59%	1.09%	1.34%	1.49%
VY® Columbia Small Cap Value II Portfolio Initial Term Expires May 1, 2016	1.65%	1.15%	1.40%	1.55%
Voya Global Bond Portfolio Initial Term Expires May 1, 2016	1.10%	0.60%	0.85%	N/A
VY® Invesco Equity and Income Portfolio(1) Initial Term Expires May 1, 2016	1.15%	0.65%	0.90%	1.05%
VY® JPMorgan Mid Cap Value Portfolio Initial Term Expires May 1, 2016	1.50%	1.00%	1.25%	1.40%

(1) The extension of the expense limit term for VY® Invesco Equity and Income Portfolio through May 1, 2016 is effective at the close of business on July 18, 2014 and is contingent upon shareholder approval of the merger of VY® MFS Total Return Portfolio with and into VY® Invesco Equity and Income Portfolio.

	Maximum Operating Expense Limit (as a percentage of average net assets)
Fund*	Adviser Class	Initial Class	Service Class	Service 2 Class
VY® Oppenheimer Global Portfolio Initial Term Expires May 1, 2016	1.30%	0.80%	1.05%	1.20%
VY® Pioneer High Yield Portfolio Initial Term Expires May 1, 2016	N/A	0.71%	0.96%	1.15%
VY® Templeton Foreign Equity Portfolio Initial Term Expires May 1, 2016	1.48%	0.98%	1.23%	1.38%
VY® T. Rowe Price Diversified Mid Cap Growth Portfolio Initial Term Expires May 1, 2016	1.30%	0.80%	1.05%	1.20%
VY® T. Rowe Price Growth Equity Portfolio Initial Term Expires May 1, 2016	1.25%	0.75%	1.00%	1.15%

/s/ HE
HE

Effective Date:  May 1, 2015 in connection with the proposed merger of Voya Aggregate Bond Portfolio, formerly, VY® PIMCO Bond Portfolio, with and into Voya Intermediate Bond Portfolio.

*            This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.